Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between SkyPostal, Inc., a Delaware corporation with principal offices at 7805 NW 15th Street, Miami, Florida 33126, and Clement S. Harary whose address is 7 Mayacoo Lakes Court Skillman, NJ 08558 (“Employee”) is dated April 15, 2008 (“Effective Date”). SkyPostal and Employee are sometimes referred to as the Parties.

RECITALS

SkyPostal is engaged in the provision of private postal services in the United States and worldwide;

Employee has had substantial experience with corporate financial activities;

SkyPostal desires to employ Employee as its Chief Financial Officer, and Employee wishes to accept this position with SkyPostal and perform the responsibilities identified below; and

SkyPostal is desirous of protecting its business relationships, employment and benefit methods, records, customer lists, intellectual property and other valuable aspects of its business.

In consideration of the recitals, the mutual promises of the Parties, the employment of Employee in a position of trust and responsibility, and intending to be bound, SkyPostal and Employee agree as follows:

1.                                       Employment.  In consideration of SkyPostal’s employment of Employee as Chief Financial Officer, Employee agrees to use his best efforts and to devote his full business time, attention and energy to the financial activities of SkyPostal.  The performance of Employee in all respects shall be subject to the direction and supervision of SkyPostal, all SkyPostal policies and guidelines, and all applicable federal, state and local laws and regulations.

2.                                       Term of Employment.  The term of employment shall begin on the Effective Date (“Start Date”) and shall continue for a period of twelve (12) months.  The term shall automatically renew on the anniversary of the Start Date for periods of twelve (12) months, unless earlier terminated pursuant to the provisions of paragraph 16, below.

3.                                       Representations and Warranties of Employee.  Employee represents and warrants that he is not in breach of any covenant not to compete, non-solicitation agreement or employment contract, nor is Employee in violation of any agreement to protect the confidential or trade secret information of SkyPostal or any other party.  Employee further represents and warrants that no conflict of interest is created by entering this Agreement.

4.                                       Devotion of Full Time Employment.  Employee shall provide his full-time, best efforts in rendering services for SkyPostal.  Full-time, best efforts shall include but are not limited to, timely performance of Employee’s professional services; being present at normal office hours and such other times as reasonably may be required by SkyPostal.

5.                                       Employee’s Responsibilities.  During the term of this agreement, Employee will provide his personal services, skills, and knowledge to SkyPostal and shall direct and be responsible for SkyPostal’s financial activities.

6.                                       Compensation.

a.                                       Subject to customary withholding and other employment taxes, as required by federal, state and local law, Employee shall be paid an annual salary of one hundred and fifty thousand dollars ($150,000) to be paid bi-monthly during the term of the Agreement.

b.                                      Employee shall receive 300,000 shares of common stock in SkyPostal. If, for any reason, this Agreement is terminated prior to August 1, 2008, employee agrees to return all 300,000 shares to SkyPostal upon such termination.  If for any reason, this Agreement is terminated prior to April 1, 2009, employee agrees to return 200,000 shares to SkyPostal upon such termination.  If for any reason, this Agreement is terminated prior to April 1, 2010, employee agrees to return 100,000 shares to SkyPostal upon such termination.

c.                                       After (6) months of continuous employment and subject to Employees performance, Employee will receive performance and monetary evaluation.

d.                                      Employee may be eligible for a bonus, payout, employee stock options or other recognition made from time to time to management employees of SkyPostal in SkyPostal’s sole discretion.

e.                                       Employee understands that he may be expected to travel to various locations to fully perform his responsibilities on behalf of SkyPostal.  SkyPostal shall reimburse Employee for authorized travel and living expenses in accordance with SkyPostal policy.  Reimbursement shall be contingent on the submission on a monthly basis of expense reports and related receipts in the detail normally required by SkyPostal.

f.                                         After one (1) year of continuous employment and subject to Employees performance, Employee shall receive a monetary evaluation on April 1, 2009 and on each subsequent year the Employment Agreement is renewed.

7.                                       Vacation, Personal Leave and Sick Leave & Holidays.   Employee shall be entitled to one (1) weeks paid vacation after 6 months and (2) weeks pay after one (1) year of continuous employment, and sick leave as SkyPostal provides to each of its employees.  Vacation and personal leave may be taken in any increments of time, provided that such vacation and personal leave is approved in advance by SkyPostal.  Any sick leave time not utilized during the calendar year shall be lost and shall not carry forward to any future year.

8.                                       Benefits.  In addition to the compensation, vacation and sick leave, SkyPostal shall provide the same benefits, such as health and dental insurance, long term disability, as SkyPostal offers to its executive management level employees.  SkyPostal will also provide Employee with term life insurance.

9.                                       Confidential and Trade Secret Information.

a.                                       Employee understands and agrees that he will acquire and have access to confidential knowledge and other proprietary information of SkyPostal including, without limitation, financial, marketing, sales, pricing, technical, customer, vendor, strategy or other information (the “Confidential and Trade Secret Information”).

b.                                      Employee recognizes and acknowledges that the Confidential and Trade Secret Information are valuable and unique assets of SkyPostal, and Employee agrees (i) for the period of employment to use the Confidential and Trade Secret Information solely for the benefit of SkyPostal, and (ii) following Employee’s employment with SkyPostal, to maintain the confidentiality of the Confidential and Trade Secret Information and not disclose it, in whole or in part, to any person, firm, corporation or other entity for any reason whatever.  It is understood that such obligations do not apply to information that enters the public domain without fault of Employee.

c.                                       Employee further understands that the Confidential and Trade Secret Information is and shall remain the property of SkyPostal and shall not be removed from the offices of SkyPostal unless authorized by SkyPostal.  All such information shall be returned to SkyPostal in the event of the non-renewal or termination of Employee’s employment.

10.                                 Inventions and Works.  Employee will promptly disclose to SkyPostal all inventions, works or creations of any type, including without limitation, all software, software code, methods, plans, or concepts, made or conceived by Employee, either alone or in conjunction with others, during his employment with SkyPostal.  All Inventions and Works shall be deemed within the scope of Employee’s employment, and such Inventions and Works will be owned by SkyPostal.  Employee hereby grants, assigns and transfers all right, title and interest in such Inventions and Works to SkyPostal and agrees to execute all papers and perform such other acts as are reasonably necessary to assist SkyPostal to obtain and register any copyrights, or to secure any patents or other intellectual property rights.

11.                                 Covenant Not To Compete.  During the period of Employee’s association with SKYPOSTAL, in any capacity, and for a period of six (6) months commencing on the date of Employee’s termination of employment or other association with SkyPostal, for any reason, with or without cause, including the individual voluntary decision of Employee to terminate association with SkyPostal, Employee shall not directly or indirectly own, operate, join, manage, control, participate in the ownership, management, operation and/or control, or be paid or employed by, or otherwise become associated with, or provide assistance to, as an employee, agent, independent contractor, advisor, officer, director, shareholder, owner or otherwise, any business or endeavor in the entire United States that directly or indirectly competes with SkyPostal.

12.                                 Covenant Not To Solicit.  During the period of Employee’s association with SkyPostal, in any capacity, and for a period of six (6) months commencing on the date of Employee’s termination of employment or other association with SkyPostal, for any reason, with or without cause, including the individual voluntary decision of Employee to terminate association with SkyPostal, Employee shall not for his benefit, or for the benefit of any other person, professional association, partnership or corporation, call upon any customer of SkyPostal, wherever located, for the purpose of soliciting products or services similar to those of SkyPostal,  or otherwise divert or take away customers of SkyPostal.  Employee acknowledges and agrees that any promotion, advertisement, mailing or other communication noticing the formation, establishment, relocation and/or association with a business that is competitive with the business of SkyPostal, subsequent to the termination of Employee’s employment, and which targets customers of SkyPostal, will constitute a solicitation in violation of this section.

13.                                 Interference with SKYPOSTAL Employees.  During the period of Employee’s association with SkyPostal, in any capacity, and for a period of two (2) years commencing on the date of Employee’s termination of employment or other association with SkyPostal, for any reason, with or without cause, including the individual voluntary decision of Employee to terminate association with SkyPostal, Employee agrees that he will not, individually or on behalf of persons or entities not party to this Agreement, solicit or attempt to induce employees of SkyPostal to leave their employment in order to accept employment with another person or entity.

14.                                 Independent Covenants.  The provisions of this Agreement constitute independent covenants as to each other and shall be applicable and enforceable regardless of any claim and with respect to the inducement, making, breach, termination or wrongful termination of Employee’s employment with SkyPostal and shall survive the termination of Employee’s employment with SkyPostal and any and all other agreements, written or oral, by and between the Parties.

15.                                 Remedies.  Employee recognizes that the foregoing restrictive covenants are fair and reasonable and are required for the protection of the legitimate business interests of SkyPostal.  Employee also understands that SkyPostal will be irrevocably harmed if the restrictive covenants are not specifically enforced.  Accordingly, Employee agrees that the foregoing restrictive covenants shall be enforced by SkyPostal through temporary and/or permanent injunctive relief, without prejudice to such damage rights as may exist.  In that regard, if SkyPostal institutes an action or proceeding to specifically enforce the provisions of this Agreement, Employee hereby waives any claim or defense that SkyPostal has an adequate remedy at law.

16.                                 Termination of Employment.  This Agreement may be terminated and the relationship of employer and employee existing between the Parties shall be deemed severed upon the occurrence of any of the following:

a.                                       By mutual agreement, or by either party at any time, with or without cause, by giving one (1) months prior written notice.

b.                                      Notwithstanding anything contained herein to the contrary, immediately upon the occurrence of any one of the following events at the election of the SkyPostal and upon written notice to Employee:

(i)                                     Employee’s personal dishonesty, willful misconduct, insubordination or willful violation by Employee of any law or regulation, protocol or policy of SkyPostal;

(ii)                                  The acquisition of any interest or participation in a competing business in violation of this Agreement;

(iii)                               Employee’s dependency on alcohol and/or drugs, as determined within the reasonable discretion of the SkyPostal and the inability of Employee to satisfactorily complete treatment and aftercare as determined by SkyPostal; and

(iv)                              The inability of Employee to cure any material breach of this Agreement within thirty (30) days of the date of written notice of such breach.

c.                                       Upon any termination, or expiration and non-renewal, of this Agreement, Employee shall be entitled to receive only the compensation accrued or declared, but unpaid, as of the date of termination.  Employee shall not be eligible to receive any undeclared bonus.

17.                                 Post-Termination Obligations.  It is the express agreement of Employee that upon termination of this Agreement for any reason, he shall immediately vacate his office at SkyPostal.

18.                                 Assignment.  SkyPostal depends on the personal services of Employee and the Employee shall have no right to assign this Agreement, or any rights and duties hereunder, without the express written consent of SkyPostal.  Any assignment or delegation by Employee without such written consent shall be void.

19.                                 No Waiver.  The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed to be a waiver of such provision or to affect the validity of this Agreement or any part thereof or the right of either party to enforce each and every provision in accordance with its terms.

20.                                 Survival.  The provisions of this Agreement that by their sense and context are intended to survive the termination of this Agreement shall so survive.

21.                                 Construction of Agreement.  In the event any provision contained in this Agreement shall for any reason be held to be invalid, or unenforceable, and such provision cannot be reasonably modified to render it valid and enforceable, such validity or unenforceability shall not affect any other provisions, and this Agreement shall be construed as if such invalid, or unenforceable provision had never been contained herein.

22.                                 Governing Law/Venue.  This Agreement shall be governed in accordance with the laws of the State of Florida, without reference to its conflict of law principles.  The Parties understand and agree that venue for any litigation arising from the construction and/or operation of this Agreement shall be Miami-Dade County, Florida.

23.                                 Attorneys Fees and Costs.  In the event of any legal action by SkyPostal or Employee to enforce any one or more provisions of this Agreement, whether at law or in equity, the prevailing party shall be entitled to receive from the other party all enforcement costs including, without limitation, reasonable attorneys fees and costs whether incurred before, during and after trial or other litigation including appeal.

24.                                 Entire Agreement.  This Agreement sets forth all the promises, covenants agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

The Parties have executed this Agreement as of the day and year first above written.

SKYPOSTAL, INC	Clement S. Harary (Employee)

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